Exhibit 28(j)(ii)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 138 to the Registration Statement of FundVantage Trust (Form N-1A; File No. 333-141120) of our reports dated June 27, 2016, on the financial statements and financial highlights of the EIC Value Fund, Insight Investment Grade Bond Fund, Quality Dividend Fund, Mount Lucas U.S. Focused Equity Fund and SkyBridge Dividend Value Fund (five of the series constituting FundVantage Trust) (the “Funds”), included in the Funds’ Annual Reports to shareholders for the year ended April 30, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 26, 2016